Exhibit 10.10
PROMISSORY NOTE
4025-001

$1,500,158.00	October 14, 2005
San Jose, California
     The undersigned (“Borrower”) promises to pay to the order of VENTURE LENDING & LEASING IV, INC., a Maryland corporation (“Lender”), at its office at 2010 North First Street, Suite 310, San Jose, California 95131, or at such other place as Lender may designate in writing, in lawful money of the United States of America, the principal sum of One Million Five Hundred Thousand One Hundred Fifty Eight and 00/100 Dollars ($1,500,158.00), with Basic Interest thereon (except as otherwise provided herein) from the date hereof until maturity, whether scheduled or accelerated, at a fixed rate per annum equal to Seven and 038/1000 percent (7.038%) (the “Designated Rate”) and a Terminal Payment in the sum of One Hundred Fifty Thousand Fifteen and 80/100 Dollars ($150,015.80) payable on the Maturity Date.
     This Note is one of the Notes referred to in, and is entitled to all the benefits of, a Loan and Security Agreement dated as of September 30, 2004, between Borrower and Lender (the “Loan Agreement”). Each capitalized term not otherwise defined herein shall have the meaning set forth in the Loan Agreement. The Loan Agreement contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events.
     Principal of and interest on this Note shall be payable as follows:
     On the Borrowing Date, Borrower shall pay (i) interest at a rate of twelve percent (13.2%) per annum, in advance, on the outstanding principal balance of this Note for the period from the Borrowing Date through October 31, 2004; and (ii) a first (1st) amortization installment of principal and Basic Interest at the Designated Rate in the amount of Forty Six Thousand Seventy Five and 85/100 Dollars ($46,075.85), in advance for the month of November, 2004 and (iii) a thirty-sixth (36th), amortization installment of principal and Basic Interest at the Designated Rate in the amount of Forty Six Thousand Seventy Five and 85/100 Dollars ($46,075.85), in advance for the month of October, 2007.
     Commencing on the first day of the second full month after the Borrowing Date, and continuing on the first day of each consecutive month thereafter, principal and Basic Interest at the Designated Rate shall be payable, in advance, in thirty-three (33) equal consecutive installments of Forty Six Thousand Seventy Five and 85/100 Dollars ($46,075.85) each, with a 34th installment equal to the entire unpaid principal balance and accrued Basic Interest at the Designated Rate on September 1, 2007. The Terminal Payment and unpaid expenses, fees, interest and principal amount shall be due and payable on October 1, 2007.
     Any unpaid payments of principal or interest on this Note shall bear interest from their respective maturities, whether scheduled or accelerated, at a rate per annum equal to the Default Rate. Borrower shall pay such interest on demand.
     Interest, charges and fees shall be calculated for actual days elapsed on the basis of a 360-day year, which results in higher interest, charge or fee payments than if a 365-day year were used. In no event shall Borrower be obligated to pay interest, charges or fees at a rate in excess of the highest rate permitted by applicable law from time to time in effect.
     This Note may be voluntarily prepaid only as permitted under Section 2 of Part 2 of the Supplement to the Loan Agreement.

     If Borrower is late in making any payment under this Note by more than five (5) Business Days, Borrower agrees to pay a “late charge” of five percent (5%) of the installment due, but not less than fifty dollars ($50.00) for any one such delinquent payment. This late charge may be charged by Lender for the purpose of defraying the expenses incidental to the handling of such delinquent amounts. Borrower acknowledges that such late charge represents a reasonable sum considering all of the circumstances existing on the date of this Note and represents a fair and reasonable estimate of the costs that will be sustained by Lender due to the failure of Borrower to make timely payments. Borrower further agrees that proof of actual damages would be costly and inconvenient. Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid or to declare a default under this Note or any of the other Loan Documents or from exercising any other rights and remedies of Lender.
     This Note shall be governed by, and construed in accordance with, the laws of the State of California.

VOLCANO THERAPEUTICS, INC.

By:	/s/ John Dahldorf
Name:	John Dahldorf

Its:	CFO & GM